Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) January 12, 2024
FOURTH QUARTER AND FULL YEAR 2023 RESULTS AND KEY METRICS	CEO COMMENTARY

Citi CEO Jane Fraser said, “While the fourth quarter was very disappointing due to the impact of notable items, we made substantial progress simplifying Citi and executing our strategy in 2023.  We restructured around five core, interconnected businesses to align our organization with our strategy and to provide greater transparency into their performance.  Revenues ex-divestitures grew by 4%(7) and we met our full-year expense guidance.  We increased our CET1 ratio to 13.3%, grew our Tangible Book Value per share by 6% to $86.19, and returned $6 billion in capital to our shareholders in the form of common dividends and share buybacks.

“Services revenues were up 16% for the year driven by share gains and client wins. In Markets, our fourth quarter Fixed Income results were disappointing as we saw a significant slowdown in December. We had a decent quarter in Equities, particularly in Derivatives, and saw growth in Prime balances.   Investment Banking revenue continued to be impacted by a weak wallet globally while activity picked up in the fourth quarter with revenues up 27%. While investment activity in Asia rebounded during the quarter, up 21%, Wealth revenues were down in 2023 and we fully recognize that this business isn’t where it needs to be. USPB was a bright spot with every product up double-digits in the quarter and up 14% overall for the year.

“Given how far we are down the path of our simplification and divestures, 2024 will be a turning point as we’ll be able to completely focus on the performance of our five businesses and our Transformation.  We remain confident in our ability to adapt to evolving capital and macro environments to reach our medium-term targets and return capital to our shareholders, whilst continuing the investments needed for our Transformation,” Ms. Fraser concluded.

RETURNED ~$6 BILLION IN THE FORM OF DIVIDENDS AND REPURCHASES IN 2023 (~$1.5 BILLION IN THE QUARTER)

2023 PAYOUT RATIO OF 76%(3)

BOOK VALUE PER SHARE OF $98.71

TANGIBLE BOOK VALUE PER SHARE OF $86.19(4)

New York, January 12, 2024 – Citigroup Inc. today reported a net loss for the fourth quarter 2023 of $(1.8) billion, or $(1.16) per diluted share, on revenues of $17.4 billion. This compares to net income of $2.5 billion, or $1.16 per diluted share, on revenues of $18.0 billion for the fourth quarter 2022.

As previously disclosed(5), fourth quarter results included several notable items consisting of: expenses associated with the Federal Deposit Insurance Corporation (FDIC) special assessment of approximately $1.7 billion pre-tax; a reserve build of $1.3 billion associated with transfer risk in Russia and Argentina; the pre-tax revenue impact from the fourth quarter of 2023 devaluation of the Argentine peso of approximately $880 million(6); and a restructuring charge of approximately $780 million related to actions taken as part of Citi’s organizational simplification. The combination of these items negatively impacted diluted earnings per share by approximately $2.00. Excluding these items(5), diluted earnings per share would have been $0.84 for the quarter.

Revenues decreased 3% from the prior-year period on a reported basis. Excluding divestiture-related impacts(7) and the pre-tax impact of the Argentina devaluation, revenues increased 2%, driven by strength across Services, US Personal Banking (USPB) and Investment Banking, partially offset by lower revenues in Markets and Wealth and the revenue reduction from the closed exits and wind-downs.

Net loss of $(1.8) billion decreased from net income of $2.5 billion in the prior-year period, primarily driven by higher expenses, higher cost of credit and the lower revenues.

Earnings per share of $(1.16) decreased from $1.16 per diluted share in the prior-year period, reflecting the net loss.

For the full year 2023, Citigroup reported net income of $9.2 billion, on revenues of $78.5 billion, compared to net income of $14.8 billion on revenues of $75.3 billion for the full year 2022.

Percentage comparisons throughout this press release are calculated for the fourth quarter 2023 versus the fourth quarter 2022, unless otherwise specified.

Fourth Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	4Q'23	3Q'23	4Q'22	QoQ%	YoY%	2023	2022	%r
Total revenues, net of interest expense	17,440	20,139	18,006	(13)%	(3)%	78,462	75,338	4%

Total operating expenses	15,996	13,511	12,985	18%	23%	56,366	51,292	10%

Net credit losses	1,994	1,637	1,180	22%	69%	6,437	3,789	70%
Net ACL build / (release)(a)	397	125	640	NM	(38)%	924	1,247	(26)%
Other provisions(b)	1,156	78	25	NM	NM	1,825	203	NM
Total cost of credit	3,547	1,840	1,845	93%	92%	9,186	5,239	75%

Income (loss) from continuing operations before taxes	(2,103)	4,788	3,176	NM	NM	12,910	18,807	(31)%
Provision for income taxes	(296)	1,203	640	NM	NM	3,528	3,642	(3)%
Income (loss) from continuing operations	(1,807)	3,585	2,536	NM	NM	9,382	15,165	(38)%
Income (loss) from discontinued operations, net of taxes	(1)	2	(2)	NM	50%	(1)	(231)	100%
Net income attributable to non-controlling interest	31	41	21	(24)%	48%	153	89	72%
Citigroup's net income (loss)	$(1,839)	$3,546	$2,513	NM	NM	$9,228	$14,845	(38)%

EOP loans ($B)	689	666	657	3%	5%
EOP assets ($B)	2,405	2,369	2,417	2%	-
EOP deposits ($B)	1,309	1,274	1,366	3%	(4)%

Book value per share	$98.71	$99.28	$94.06	(1)%	5%	$98.71	$94.06	5%
Tangible book value per share(4)	$86.19	$86.90	$81.65	(1)%	6%	$86.19	$81.65	6%
Common Equity Tier 1 (CET1) Capital ratio(2)	13.3%	13.6%	13.0%			13.3%	13.0%
Supplementary Leverage ratio (SLR)(2)	5.8%	6.0%	5.8%			5.8%	5.8%
Return on average common equity (ROE)	(4.5)%	6.7%	5.0%			4.3%	7.7%
Return on average tangible common equity (RoTCE)(1)	(5.1)%	7.7%	5.8%	(1,280)bps	(1,090)bps	4.9%	8.9%	(400)bps

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a)Includes credit reserve build / (release)for loans and provision for credit losses on unfunded lending commitments.

(b)Includes provisions on Other Assets,policyholder benefits and claims and HTM debt securities.

Citigroup

Citigroup revenues of $17.4 billion in the fourth quarter 2023 decreased 3% on a reported basis. Excluding divestiture-related impacts and the pre-tax impact of the Argentina devaluation, revenues increased 2%, driven by strength across Services, USPB and Investment Banking, partially offset by lower revenues in Markets and Wealth and the revenue reduction from the closed exits and wind-downs.

Citigroup operating expenses of $16.0 billion on a reported basis increased 23% in the fourth quarter 2023, which included the FDIC special assessment of $1.7 billion pre-tax and modest divestiture-related costs. Excluding the impact of the FDIC special assessment and the modest divestiture-related costs, expenses increased 10% to $14.2 billion, largely driven by the restructuring charge.

Citigroup cost of credit was approximately $3.5 billion in the fourth quarter 2023, compared to $1.8 billion in the prior-year period. In addition to the reserve build for transfer risk, quarterly cost of credit was driven by cards net credit losses, which are now at pre-Covid levels, as well as allowance for credit losses (ACL) builds for new card volumes.

Citigroup net loss of $(1.8) billion in the fourth quarter 2023, compared to net income of $2.5 billion in the prior-year period, driven by the higher expenses, the higher cost of credit and the lower revenues. Citigroup’s effective tax rate was 14% in the current quarter versus 20% in the fourth quarter 2022, primarily driven by a different geographic mix of pre-tax earnings in the current quarter.

Citigroup’s total allowance for credit losses was approximately $21.8 billion at quarter end, compared to $19.4 billion at the end of the prior-year period. Total allowance for credit losses on loans was approximately $18.1 billion at quarter end, compared to $17.0 billion at the end of the prior-year period, with a reserve-to-funded loans ratio of 2.66%, compared to 2.60% at the end of the prior-year period. Total non-accrual loans increased 31% from the prior-year period to $3.2 billion. Corporate non-accrual loans increased 68% to $1.9 billion. Consumer non-accrual loans were largely unchanged at $1.3 billion.

Citigroup’s end-of-period loans were $689 billion at quarter end, up 5% versus the prior-year period, largely reflecting growth in cards in USPB.

Citigroup’s end-of-period deposits were approximately $1.3 trillion at quarter end, down (4)% versus the prior-year period. The decline in deposits was largely due to a reduction in Services reflecting quantitative tightening, and a reduction in USPB and Wealth reflecting a shift of deposits to higher-yielding products.

Citigroup’s book value per share of $98.71 and tangible book value per share of $86.19 at quarter end increased 5% and 6%, respectively, versus the prior-year period. The increases were largely driven by net income, common share repurchases, and beneficial movements in the accumulated other comprehensive income (AOCI) component of equity, partially offset by payment of common and preferred dividends. At quarter end, Citigroup’s CET1 Capital ratio was 13.3% versus 13.6% in the prior quarter, driven by the net loss for the period, higher deferred tax assets, payment of common and preferred dividends, share repurchases, and higher risk-weighted assets, partially offset by a benefit from the accumulated other comprehensive income (AOCI). Citigroup’s Supplementary Leverage ratio for the fourth quarter 2023 was 5.8% versus 6.0% in the prior quarter. During the quarter, Citigroup returned a total of $1.5 billion to common shareholders in the form of dividends and repurchases.

Services ($ in millions, except as otherwise noted)	4Q'23	3Q'23	4Q'22	QoQ%	YoY%	2023	2022	%r
Net interest income	2,869	2,853	2,534	1%	13%	11,027	8,832	25%
Non-interest revenue	555	643	690	(14)%	(20)%	2,625	2,947	(11)%
Treasury and Trade Solutions	3,424	3,496	3,224	(2)%	6%	13,652	11,779	16%
Net interest income	556	573	501	(3)%	11%	2,171	1,486	46%
Non-interest revenue	520	553	539	(6)%	(4)%	2,227	2,354	(5)%
Securities Services	1,076	1,126	1,040	(4)%	3%	4,398	3,840	15%
Total Services revenues	4,500	4,622	4,264	(3)%	6%	18,050	15,619	16%

Total operating expenses	2,594	2,518	2,389	3%	9%	10,024	8,728	15%

Net credit losses	(6)	27	7	NM	NM	40	51	(22)%
Net ACL build / (release)(a)	105	29	(18)	NM	NM	29	152	(81)%
Other provisions(b)	547	39	1	NM	NM	881	4	NM
Total cost of credit	646	95	(10)	NM	NM	950	207	NM

Net income (loss)	$776	$1,332	$1,368	(42)%	(43)%	4,605	4,888	(6)%

Services Key Statistics and Metrics ($B)
Allocated Average TCE(c)	23	23	23	-	2%	23	23	2%
RoTCE(c)	13.4%	23.0%	24.1%	(960)bps	(1,070)bps	20.0%	21.7%	(170)bps
Average loans	83	83	78	-	6%	81	82	(1)%
Average deposits	802	796	825	1%	(3)%	810	808	-
Cross border transaction value	99	88	81	13%	23%	358	312	15%
US dollar clearing volume (#MM)	40	40	38	1%	5%	157	149	6%
Commercial card spend volume	17	17	15	(2)%	8%	67	57	16%
Assets under custody and/or administration (AUC/AUA) ($T)	25	23	22	9%	13%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release)for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and for HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures.See Appendix I for a reconciliation of the summation of the segments' and component's average allocated TCE.

Services

Services revenues of $4.5 billion were up 6%, largely driven by higher net interest income across Treasury and Trade Solutions (TTS) and Securities Services, partially offset by lower non-interest revenues driven by the Argentina devaluation. Services non-interest revenues were up 20%, excluding the impact of the Argentina devaluation.

Treasury and Trade Solutions revenues of $3.4 billion increased 6%, driven by 13% growth in net interest income, partially offset by a 20% decrease in non-interest revenues, driven by the impact of the Argentina devaluation. The increase in net interest income was primarily driven by higher interest rates. The decline in non-interest revenues was partially offset by an increase in cross-border flows of 23%, outpacing global GDP growth, and an increase in U.S. Dollar clearing volumes of 5%.

Securities Services revenues increased 3%, driven by net interest income growth of 11%, partially offset by a 4% decline in non-interest revenue, largely reflecting the Argentina devaluation. Citi also continued to onboard assets under custody and administration, which increased 13%, or approximately $2.9 trillion.

Services operating expenses of $2.6 billion increased 9%, primarily driven by continued investments in technology, product innovation and client experience.

Services cost of credit was $646 million, compared to $(10) million in the prior-year period, driven by a reserve build of approximately $652 million, primarily associated with the transfer risk in Russia and Argentina.

Services net income of approximately $776 million decreased 43%, driven by the higher expenses and the higher cost of credit, partially offset by the higher revenues.

Markets ($in millions, except as otherwise noted)	4Q'23	3Q'23	4Q'22	QoQ%	YoY%	2023	2022	%Δ
Rates and currencies	1,758	2,769	2,728	(37)%	(36)%	10,885	11,556	(6)%
Spread products / other fixed income	833	1,081	711	(23)%	17%	3,935	4,154	(5)%
Fixed Income markets	2,591	3,850	3,439	(33)%	(25)%	14,820	15,710	(6)%
Equity markets	819	942	748	(13)%	9%	4,037	4,451	(9)%
Total Markets revenues	3,410	4,792	4,187	(29)%	(19)%	18,857	20,161	(6)%

Total operating expenses	3,434	3,303	3,174	4%	8%	13,238	12,413	7%

Net credit losses	30	(4)	1	NM	NM	32	(5)	NM
Net ACL build / (release)(a)	53	127	45	(58)%	18%	205	90	NM
Other provisions(b)	126	40	(7)	NM	NM	200	70	NM
Total cost of credit	209	163	39	28%	NM	437	155	NM

Net income (loss)	$(134)	$1,066	$787	NM	NM	3,953	5,872	(33)%

Markets Key Statistics and Metrics ($B)
Allocated Average TCE(c)	53	53	52	-	3%	53	52	3%
RoTCE(c)	(1.0)%	8.0%	6.1%	(900)bps	(710)bps	7.4%	11.4%	(400)bps
Average trading assets	391	393	332	(1)%	18%	379	334	13%
Average VaR	138	116	142	19%	(2)%	132	122	8%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and HTM debt securities.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix I for a reconciliation of the summation of the segments' and component's average allocated TCE.

Markets

Markets revenues of $3.4 billion decreased 19%, driven by a decline in Fixed Income, including the impact of the devaluation, partially offset by an increase in Equity.

Fixed Income revenues of $2.6 billion decreased 25%, largely driven by rates and currencies on lower volatility and a significant slowdown in December as well as the impact of the Argentina devaluation.

Equity revenues of $819 million increased 9%, driven by gains across all products, including derivatives, and the business also benefited from growth in prime balances.

Markets operating expenses of $3.4 billion increased 8%, driven by investments in transformation and risk and controls and volume related costs, partially offset by productivity savings.

Markets cost of credit was $209 million, compared to $39 million in the prior-year period, driven by a reserve build of approximately $179 million, primarily associated with the transfer risk in Russia and Argentina.

Markets net loss of $(134) million was driven by the higher expenses, the lower revenues and the higher cost of credit in the quarter.

Banking ($in millions, except as otherwise noted)	4Q'23	3Q'23	4Q'22	QoQ%	YoY%	2023	2022	%Δ
Total Investment Banking	669	693	525	(3)%	27%	2,538	2,510	1%
Total Corporate Lending(a)	411	698	553	(41)%	(26)%	2,473	2,579	(4)%
Total Banking revenues(a)	1,080	1,391	1,078	(22)%	-	5,011	5,089	(2)%
Gain / (loss) on loan hedges	(131)	(47)	(300)	NM	56%	(443)	307	NM
Total Banking revenues including gain/(loss) on loan hedges	949	1,344	778	(29)%	22%	4,568	5,396	(15)%

Total operating expenses	1,155	1,220	845	(5)%	37%	4,869	4,471	9%
Net credit losses	71	28	96	NM	(26)%	169	106	59%
Net ACL build / (release)(b)	(225)	(95)	(81)	NM	NM	(723)	423	NM
Other provisions(c)	339	5	12	NM	NM	389	20	NM
Total cost of credit	185	(62)	27	NM	NM	(165)	549	NM

Net income (loss)	$(322)	$169	$(55)	NM	NM	$(48)	$386	NM

Banking Key Statistics and Metrics
Allocated Average TCE(d) ($B)	21	21	22	-	(1)%	21	22	(1)%
RoTCE(d)	(6.0)%	3.1%	(1.0)%	(910)bps	(500)bps	(0.2)%	1.8%	(200)bps
Average loans ($B)	87	87	96	-	(9)%	90	98	(8)%

Advisory	286	299	258	(4)%	11%	1,017	1,332	(24)%
Equity underwriting	110	123	132	(11)%	(17)%	500	621	(19)%
Debt underwriting	310	272	217	14%	43%	1,196	1,100	9%
Investment Banking fees	706	694	607	2%	16%	2,713	3,053	(11)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 8.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions on Other Assets and HTM debt securities.

(d) TCE and RoTCE are non-GAAP financial measures. See Appendix I for a reconciliation of the summation of the segments' and component's average allocated TCE.

Banking

Banking revenues of $949 million increased 22%, driven by growth in Investment Banking fees and lower losses on loan hedges, partially offset by lower Corporate Lending revenue.

Investment Banking revenues of $669 million increased 27%, driven by Debt Capital Markets (DCM) and Advisory, partially offset by Equity Capital Markets (ECM). Investment Banking fees in Advisory increased 11% versus the prior-year period, reflecting higher client activity. Investment Banking fees in DCM increased 43%, driven by both non-investment and investment grade activity. Investment Banking fees in ECM decreased 17% versus the prior-year period, driven by geopolitical concerns and general IPO market conditions.

Corporate Lending revenues of $411 million, excluding mark-to-market on loan hedges,(8) decreased 26% versus the prior-year, largely driven by lower revenue share from Investment Banking, Services and Markets(9).

Banking operating expenses of $1.2 billion increased 37%, primarily driven by the absence of an operational loss reserve release in the prior year, as continued investments in talent and infrastructure were offset by productivity savings.

Banking cost of credit was $185 million, compared to $27 million in the prior-year period, driven by a net reserve build of approximately $114 million, primarily associated with the transfer risk in Russia and Argentina.

Banking net loss of $(322) million, was driven by the higher expenses and the higher cost of credit, partially offset by the higher revenues.

USPB ($ in millions, except as otherwise noted)	4Q'23	3Q'23	4Q'22	QoQ%	YoY%	2023	2022	%r
Branded Cards	$2,620	$2,539	$2,389	3%	10%	9,988	8,962	11%
Retail Services	1,636	1,728	1,421	(5)%	15%	6,617	5,469	21%
Retail Banking	684	650	597	5%	15%	2,582	2,441	6%
Total revenues, net of interest expense	4,940	4,917	4,407	-	12%	19,187	16,872	14%

Total operating expenses	2,594	2,481	2,609	5%	(1)%	10,102	9,782	3%

Net credit losses	1,599	1,343	852	19%	88%	5,234	2,918	79%
Net ACL build / (release)(a)	472	113	867	NM	(46)%	1,465	516	NM
Other provisions(b)	3	3	4	-	(25)%	8	14	(43)%
Total cost of credit	2,074	1,459	1,723	42%	20%	6,707	3,448	95%

Net income (loss)	$201	$756	$54	(73)%	NM	1,820	2,770	(34)%

USPB Key Statistics and Metrics ($B)
Allocated average TCE(c)	22	22	21	-	6%	22	21	6%
RoTCE(c)	3.6%	13.7%	1.0%	(1,010)bps	260 bps	8.3%	13.4%	(510) bps
Average loans	202	196	180	3%	12%	193	171	13%
Average deposits	105	110	111	(5)%	(5)%	110	115	(4)%
US cards average loans	158	153	143	3%	10%
US credit card spend volume(d)	156	149	152	5%	2%
New account acquisitions (in 000s)	3,722	3,298	3,829	13%	(3)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on policholder benefits and claims and Other Assets.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix I for a reconciliation of the summation of the segments' and component's average allocated TCE.

(d) Credit card spend volume was previously referred to as card purchase sales.

US Personal Banking (USPB)

USPB revenues of $4.9 billion increased 12%, driven by higher net interest income due to loan growth in cards and higher deposit spreads.

Branded Cards revenues of $2.6 billion increased 10%, driven by higher net interest margin and interest-earning balance growth of 13%. Revenue also benefited from growth in new account acquisitions, up 8%, and spend volumes, up 3%.

Retail Services revenues of $1.6 billion increased 15%, driven by higher net interest margin and interest-earning balance growth of 11%, as well as lower partner payments due to higher net credit losses.

Retail Banking revenues of $684 million increased 15%, driven by higher deposit spreads, loan growth and improved mortgage margins.

USPB operating expenses of $2.6 billion decreased 1%, primarily driven by lower non-volume related expenses, partially offset by risk and control and business-led investments.

USPB cost of credit was $2.1 billion, compared to $1.7 billion in the prior-year period. The increase was largely driven by higher net credit losses, which are now at pre-Covid levels, partially offset by a lower ACL build.

USPB net income of $201 million, was driven by the higher revenues and the lower expenses, partially offset by the higher cost of credit.

Wealth ($ in millions, except as otherwise noted)	4Q'23	3Q'23	4Q'22	QoQ%	YoY%	2023	2022	%r
Private Bank	542	617	599	(12)%	(10)%	2,332	2,812	(17)%
Wealth at Work	211	234	195	(10)%	8%	862	730	18%
Citigold	918	1,004	929	(9)%	(1)%	3,897	3,906	-
Total revenues, net of interest expense	1,671	1,855	1,723	(10)%	(3)%	7,091	7,448	(5)%

Total operating expenses	1,647	1,711	1,585	(4)%	4%	6,644	6,058	10%

Net credit losses	31	24	56	29%	(45)%	98	103	(5)%
Net ACL build / (release)(a)	(26)	(27)	(115)	4%	77%	(97)	202	NM
Other provisions(b)	(1)	1	2	NM	NM	(3)	1	NM
Total cost of credit	4	(2)	(57)	NM	NM	(2)	306	(101)%

Net income (loss)	$5	$118	$175	(96)%	(97)%	346	950	(64)%

Wealth Key Statistics and Metrics ($B)
Allocated Average TCE(c)	13	13	14	-	(4)%	13	14	(4)%
RoTCE(c)	0.1%	3.5%	5.0%	(340) bps	(490) bps	2.6%	6.8%	(420) bps
Loans	152	151	149	1%	2%
Deposits	323	307	325	5%	(1)%
Client investment assets(d)	498	471	443	6%	12%
EoP client balances	973	929	917	5%	6%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions on Other Assets and policyholder benefits and claims.

(c) TCE and RoTCE are non-GAAP financial measures. See Appendix I for a reconciliation of the summation of the segments' and component's average allocated TCE.

(d) Includes Assets under management, and trust and custody assets.

Wealth

Wealth revenues of $1.7 billion decreased 3%, driven by lower deposit spreads, partially offset by lower mortgage funding cost and higher investment fee revenues.

Private Bank revenues of $542 million decreased 10%, driven by lower deposit spreads and lower deposit and loan volumes, partially offset by higher investment revenue.

Wealth at Work revenues of $211 million increased 8%, driven by higher mortgage and investment revenue, partially offset by lower deposit revenue.

Citigold revenues of $918 million decreased 1%, as lower deposit spreads were partially offset by growth in investment revenue globally and higher deposit revenue in Asia.

Wealth operating expenses of $1.6 billion increased 4%, largely driven by investments in risk and controls and technology, partially offset by productivity savings.

Wealth cost of credit was $4 million, as net credit losses of $31 million were largely offset by an ACL release for loans and unfunded commitments of $26 million.

Wealth net income was $5 million, as the lower revenues were largely offset by the higher expenses.

All Other (Managed Basis) (a) (b) ($ in millions, except as otherwise noted)	4Q'23	3Q'23	4Q'22	QoQ%	YoY%	2023	2022	%Δ
Legacy Franchises (Managed Basis)	1,710	1,802	1,829	(5)%	(7)%	7,198	7,467	(4)%

Corporate / Other	322	411	609	(22)%	(47)%	2,165	1,521	42%

Total revenues	2,032	2,213	2,438	(8)%	(17)%	9,363	8,988	4%

Total operating expenses	4,466	2,164	2,325	NM	92%	11,117	9,144	22%

Net credit losses	236	238	186	(1)%	27%	870	772	13%

Net ACL build / (release)(c)	81	(24)	(35)	NM	NM	106	(368)	NM

Other provisions(d)	142	(10)	13	NM	NM	350	94	NM

Total cost of credit	459	204	164	NM	NM	1,326	498	NM

Net income (loss)	$(2,254)	$(109)	$71	NM	NM	(2,107)	163	NM

All Other Key Statistics and Metrics ($B)

Allocated Average TCE(e)	32	33	27	-	22%	31	26	20%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes Legacy Franchises and certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance-related costs), other corporate expenses, and unallocated global operations and technology expenses and income taxes, as well as Corporate Treasury investment activities and discontinued operations.

(b) Reflects results on a managed basis, which excludes divestiture-related impacts related to Citi's divestiture of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking and small business and middle markets within Legacy Franchises. For additional information, please refer to Footnote 10.

(c) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(d) Includes provisions on Other Assets and policyholder benefits and claims.

(e) TCE is a non-GAAP financial measures. See Appendix I for a reconciliation of the summation of the segments' and component's average allocated TCE.

All Other (Managed Basis)(10)

All Other (Managed Basis) revenues of $2.0 billion decreased 17%, driven by a decrease in net interest income of 29%, largely driven by higher funding costs in Corporate/Other and the closed exits and wind-downs, partially offset by higher non-interest revenue.

Legacy Franchises (Managed Basis)(10) revenues of $1.7 billion decreased 7%, primarily driven by the closed exits and wind-downs, partially offset by higher rates and volumes in Mexico and Mexican Peso appreciation.

Corporate / Other revenues decreased to $322 million from $609 million in the prior-year period, in part driven by higher funding costs.

All Other (Managed Basis) expenses of $4.5 billion increased 92%, driven by the FDIC special assessment and the restructuring charge, partially offset by lower expenses driven by the closed exits and wind-downs.

All Other (Managed Basis) cost of credit of $459 million, reflecting net credit losses of $236 million, an ACL build for loans and unfunded commitments of $81 million and other provisions of $142 million.

All Other (Managed Basis) net loss of $(2.3) billion, was driven by the higher expenses, the lower revenues and the higher cost of credit.

Citigroup will host a conference call today at 12:00 PM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at https://www.citigroup.com/global/investors. The live webcast of the presentation can also be accessed at https://www.veracast.com/webcasts/citigroup/webinars/Citi4Q23.cfm.

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s Fourth Quarter 2023 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in nearly 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors.  These factors include, among others: Citi’s ability to achieve its objectives, including expense savings, from its transformation, strategic and other initiatives, which include management and operating model changes and other actions, as well as the divestiture of Citi’s consumer, small business and middle-market operations in Mexico, which involves significant execution uncertainty and complexity and may result in higher than expected expenses, certain losses or other negative financial or strategic impacts; a potential U.S. federal government shutdown and the resulting impacts; continued elevated interest rates and the impacts on macroeconomic conditions, customer and client behavior, as well as Citi’s funding costs; potential reductions in benchmark interest rates and the resulting impacts on net interest income; potential recessions in the U.S., Europe and other regions or countries; revisions to the U.S. Basel III rules, including the recently issued notice of proposed rulemaking, known as the Basel III Endgame, related to the U.S. regulatory capital framework, and other proposed changes in regulatory capital rules; continued elevated levels of inflation and its impacts; potential increased regulatory requirements and costs; the various uncertainties and impacts related to or resulting from Russia’s war in Ukraine and escalating conflict in the Middle East; impacts from any potential additional currency devaluations in Argentina; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2022 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Investors:	Jennifer Landis	(212) 559-2718
Press:	Danielle Romero-Apsilos	(212) 816-2264

Appendix A

Citigroup ($ in millions)	4Q23	3Q23	4Q22

Net Income (Loss)	$(1,839)	$3,546	$2,513
Less: Preferred Dividends	300	333	238
Net Income (Loss) to Common Shareholders	$(2,139)	$3,213	$2,275

Average Common Equity	$189,440	$189,158	$180,523
Less: Average Goodwill and Intangibles	(24,268)	(23,831)	(23,644)
Average Tangible Common Equity (TCE)	$165,172	$165,327	$156,879

ROE	(4.5)%	6.7%	5.0%

RoTCE	(5.1)%	7.7%	5.8%

Citigroup ($ in millions)	2023	2022
Net Income (Loss)	$9,228	$14,845
Less: Preferred Dividends	1,198	1,032
Net Income (Loss) to Common Shareholders	$8,030	$13,813

Average Common Equity	$187,730	$180,093
Less: Average Goodwill and Intangibles	(24,374)	(24,150)
Average Tangible Common Equity (TCE)	$163,356	$155,943

ROE	4.3%	7.7%

RoTCE	4.9%	8.9%

Appendix B(5)(6)(7)

Citigroup ($ in millions)	4Q'23	4Q'22	% Δ YoY
Total Citigroup Revenue - As Reported	$17,440	$18,006	(3)%
Less:
Total Divestiture-related Impact on Revenue	(62)	209
Devaluation of Argentine Peso Impact on Revenue	(880)	(289)
Total Citigroup Revenue, Excluding Impact of Total Divestiture-related and Devaluation of Argentine Peso	$18,382	$18,086	2%

Total Citigroup Operating Expenses - As Reported	$15,996	$12,985	23%
Less:
Total Divestiture-related Impact on Operating Expenses	106	58
FDIC Special Assessment Impact on Operating Expenses	1,706	-
Total Citigroup Operating Expenses, Excluding Impact of Total Divestiture-related and FDIC Special Assessment	$14,184	$12,927	10%

Citigroup ($ in millions)	2023	2022	% Δ YoY
Total Citigroup Revenue - As Reported	$78,462	$75,338	4%
Less:
Total Divestiture-related Impact on Revenue	1,346	854
Total Citigroup Revenue, Excluding Total Impact of Divestiture-related	$77,116	$74,484	4%

Appendix C(5)(6)

Services ($ in millions)	4Q '23	4Q '22	% Δ YoY
Services Non-interest Revenue - As Reported	$1,075	$1,229	(13)%
Less:
Devaluation of Argentine Peso Impact on Revenue	(579)	(153)
Services Non-interest Revenue, Excluding Impact of Devaluation of Argentine Peso	$1,654	$1,382	20%

Appendix D(a)

All Other ($in millions)	4Q'23	3Q'23	4Q'22	% Δ QoQ	% Δ YoY	2023	2022	% Δ YoY

All Other Revenues, Managed Basis	$2,032	$2,213	$2,438	(8)%	(17)%	$9,363	$8,988	4%
Add:
All Other Divestiture-related Impact on Revenue(c)(d)(e)(g)	$(62)	$396	$209			$1,346	$854
All Other Revenues, Including All Other Divestiture-related Impact	$1,970	$2,609	$2,647	(24)%	(26)%	$10,709	$9,842	9%

All Other Operating Expenses, Managed Basis	$4,466	$2,164	$2,325	NM	92%	$11,117	$9,144	22%
Add:
All Other Divestiture-related Impact on Operating Expenses(b)(f)(h)	$106	$114	$58			$372	$696
All Other Operating Expenses, Including All Other Divestiture-related Impact	$4,572	$2,278	$2,383	101%	92%	$11,489	$9,840	17%

All Other Cost of Credit, Managed Basis	$459	$204	$164	NM	NM	$1,326	$498	NM
Add:
All Other Net credit losses	33	(19)	(18)			(6)	(156)
All Other Net ACL build / (release)(i)	(63)	2	(23)			(61)	232
All Other Other provisions(j)	-	-	-			-	-
All Other Citigroup Cost of Credit, Including All Other Divestiture-related Impact	$429	$187	$123	NM	NM	$1,259	$574	NM

All Other Citigroup Net Income (Loss), Managed Basis	$(2,254)	$(109)	$71	NM	NM	$(2,107)	$163	NM
Add:
All Other Divestiture-related Impact on Revenue(c)(d)(e)(g)	(62)	396	209			1,346	854
All Other Divestiture-related Impact on Operating Expenses(b)(f)(h)	(106)	(114)	(58)			(372)	(696)
All Other Divestiture-related Impact on Cost of Credit	30	17	41			67	(76)
All Other Divestiture-related Impact on Taxes	27	(85)	(79)			(382)	(266)
All Other Net Income (Loss), Including All Other Divestiture-related Impact	$(2,365)	$105	$184	NM	NM	$(1,448)	$(21)	NM

(a) Reconciling Items consist of the divestiture-related impacts excluded from the results of All Other, as well as All Other—Legacy Franchises on a managed basis

(b) 1Q22 includes an approximate $535 million ($489 million after-tax) goodwill write-down due to re-segmentation and timing of Asia consumer banking business divestitures. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.

(c) 3Q22 includes an approximate $616 million gain on sale recorded in revenue (approximately $290 million after various taxes) related to Citi's sale of the Philippines consumer banking business. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022

(d) 4Q22 includes an approximate $209 million (approximately $115 million after various taxes) gain on sale recorded in revenue related to Citi's sale of the Thailand consumer banking business. For additional information, see Citi's Annual Report on Form 10-K for the annual period ended December 31, 2022.

(e) 1Q23 includes an approximate $1.059 billion gain on sale recorded in revenue (approximately $727 million after various taxes) related to Citi's sale of the India consumer banking business. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023.

(f) 2Q23 includes approximately $79 million in expenses (approximately $57 million after-tax), primarily related to separation costs in Mexico and severance costs in Asia exit markets. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023.

(g) 3Q23 includes an approximate $403 million gain on sale recorded in revenue (approximately $284 million after various taxes) related to Citi's sale of the Taiwan consumer banking business. For additional information, see Citi's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023.

(h) 4Q23 includes approximately $106 million in expenses (approximately $75 million after-tax), primarily related to separation costs in Mexico and severance costs in Asia exit markets.

(i) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments

(j) Includes provisions for policyholder benefits and claims and other assets.

Appendix E

($ in millions)	4Q'23(1)	3Q'23	4Q'22

Citigroup Common Stockholders' Equity(2)	$187,937	$190,134	$182,325
Add: Qualifying noncontrolling interests	208	193	128
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(3)	1,514	1,514	2,271
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(1,406)	(1,259)	(2,522)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	(383)	625	1,441
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	18,778	18,552	19,007
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,349	3,444	3,411
Defined benefit pension plan net assets; other	1,317	1,340	1,935
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(5)	11,580	11,219	12,197
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(5)(6)	2,936	1,786	325
Common Equity Tier 1 Capital (CET1)	$153,488	$156,134	$148,930

Risk-Weighted Assets (RWA)(3)	$1,152,800	$1,148,550	$1,142,985

Common Equity Tier 1 Capital Ratio (CET1 / RWA)(3)	13.3%	13.6%	13.0%

Note: Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.

(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 2 at the end of this press release for additional information.
(4)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(5)	Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from timing differences (future deductions) that are deducted from CET1 capital exceeding the 10% limitation.
(6)	Assets subject to 10%/15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix F

($ in millions)	4Q'23(1)	3Q'23	4Q'22

Common Equity Tier 1 Capital (CET1)(2)	$153,488	$156,134	$148,930

Additional Tier 1 Capital (AT1)(3)	18,909	20,744	20,215

Total Tier 1 Capital (T1C) (CET1 + AT1)	$172,397	$176,878	$169,145

Total Leverage Exposure (TLE)(2)	$2,960,105	$2,927,392	$2,906,773

Supplementary Leverage Ratio (T1C / TLE)	5.8%	6.0%	5.8%
(1)	Preliminary.
(2)	Please refer to Footnote 2 at the end of this press release for additional information
(3)	Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix G

($ and shares in millions)	4Q'23(1)	3Q'23	4Q'22

Common Stockholders' Equity	$187,853	$190,008	$182,194
Less:
Goodwill	20,098	19,829	19,691
Intangible Assets (other than MSRs)	3,730	3,811	3,763
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	-	49	589
Tangible Common Equity (TCE)	$164,025	$166,319	$158,151

Common Shares Outstanding (CSO)	1,903.1	1,913.9	1,937.0

Tangible Book Value Per Share	$86.19	$86.90	$81.65

(1) Preliminary.

Appendix H

All Other ($ in millions)	4Q'23	3Q'23	4Q'22	% Δ QoQ	% Δ YoY
Corporate Lending Revenues - As Reported	$280	$651	$253	(57)%	11%

Less:

Gain/(loss) on loan hedges(8)	$(131)	$(47)	$(300)	NM	56%

Corporate Lending Revenues - Excluding Gain/(loss) on loan hedges	$411	$698	$553	(41)%	(26)%

Appendix I(1)

($in billions)	4Q'23	3Q'23	4Q'22

Average Tangible Common Equity (TCE)
Services	$23.0	$23.0	$22.5
Markets	53.1	53.1	51.6
Banking	21.4	21.4	21.7
USPB	21.9	21.9	20.7
Wealth	13.4	13.4	13.9
All Other	32.4	32.5	26.5
Total Citigroup Average TCE	$165.2	$165.3	$156.9
Plus:
Average Goodwill	20.4	19.9	19.1
Average Intangible Assets (other than MSRs)	3.8	3.9	3.8
Average Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	-	0.1	0.7
Total Citigroup Average Common Stockholders' Equity	$189.4	$189.2	$180.5

(1) TCE and TBVPS are non-GAAP financial measures.

Appendix J(5)(6)

Citigroup
($in millions, except per share amounts)	4Q'23
Citigroup Diluted EPS - As Reported	$(1.16)
Add:
Total Notable Items Impact on Diluted EPS(a)	2.00
Citigroup Diluted EPS, Excluding Notable Items	$0.84

(a) On a pre-tax basis the notable items total approximately $(4.7) billion and include the following items: FDIC special assessment of $(1.7) billion, restructuring charge of $(0.8) billion, devaluation of Argentine peso of $(0.9) billion and transfer risk related to Russia and Argentina of $(1.3) billion. In total, on an after - tax basis the notable items are $(3.8) billion.

(1) Preliminary. Citigroup’s allocated average tangible common equity (TCE) and return on average tangible common equity (RoTCE) are non-GAAP financial measures. RoTCE represents annualized net income available to common shareholders as a percentage of average TCE. For the components of these calculations, see Appendix A. See Appendix G for a reconciliation of common equity to TCE. For a reconciliation of the summation of the segments’ and components’ average allocated TCE to Citigroup’s total average stockholder’s equity, see Appendix I.

(2) Ratios as of December 31, 2023 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of December 31, 2023 would be 13.2% and 5.8%, respectively, on a fully reflected basis. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the Current Expected Credit Losses Methodology” in Citigroup’s 2022 Annual Report on Form 10-K. Certain prior period amounts have been revised to conform with enhancements made in the current period.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix E. For the composition of Citigroup’s SLR, see Appendix F.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. See Appendix G for a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share.

(5) For additional information on the notable items, see Citi’s Current Report on Form 8-K filed on January 10, 2024 with the U.S. Securities and Exchange Commission. Results of operations excluding the impact of these notable items are non-GAAP financial measures.  Citi believes the presentation of its results of operations and financial condition excluding the impacts of these notable items provides a meaningful depiction of the underlying fundamentals of its broader results for investors, industry analysts and others.  For a reconciliation to reported results, please refer to Appendix B and C. For a reconciliation to reported EPS, refer to appendix J.

(6) Citi recorded an approximate $880 million translation loss in revenues in Argentina in the fourth quarter of 2023 due to the recent devaluation of the Argentine peso. This decrease in revenues impacted Services, Markets, and Banking. The translation loss does not include net interest income of approximately $250 million on Citi’s net investment in Argentina in the quarter.

(7) Fourth quarter 2023 results included divestiture-related impacts of $(138) million in earnings before taxes (approximately $(111) million after-tax). This amount included $(62) million revenues from certain divestitures, recorded in Other revenue, $106 million of aggregate divestiture-related costs, recorded in Operating expenses, a $(30) million of divestiture-related credit costs, and related taxes of $(27) million.

Fourth quarter 2022 results included divestiture-related impacts of $192 million in earnings before taxes (approximately $113 million after-tax). This amount included $209 million primarily related to the gain on sale from certain divestitures, recorded in Other revenue, $58 million of aggregate divestiture-related costs, recorded in Operating expenses, a $41 million benefit of divestiture-related credit costs, and related taxes of $79 million.

Results of operations excluding these divestiture-related impacts are non-GAAP financial measures. For additional information and a reconciliation to reported results, please refer to Appendix B and D.

(8) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain / (loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the fourth quarter 2023, gain / (loss) on loan hedges included $(131) million related to Corporate Lending, compared to $(300) million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix H.

(9) Certain revenues earned by Citi are subject to a revenue sharing agreement to Banking – Corporate Lending from Investment Banking and certain Markets and Services products sold to clients.

(10) All Other (Managed Basis) reflects results on a managed basis, which excludes divestiture-related impacts, for all periods, related to Citi’s divestitures of its Asia consumer banking businesses and the planned divestiture of Mexico consumer banking and small business and middle market banking within Legacy Franchises. Certain of the results of operations of All Other (Managed Basis) and Legacy Franchises (Managed Basis) that exclude divestiture-related impacts are non-GAAP financial measures. Citi believes the presentation of its results of operations excluding these divestiture-related impacts provide a meaningful depiction of the underlying fundamentals of its All Other (Managed Basis) and Legacy Franchises (Managed Basis) results for investors, industry analysts and others, including increased transparency and clarity into operating results, improved visibility into management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows Citi to provide a long-term strategic view of the category going forward. In addition, Citi’s Chief Operating Decision Maker, or its Chief Executive Officer, regularly reviews financial information on a managed basis that excludes these divestiture-related impacts. For additional information and a reconciliation of these results, please refer to Appendix D.